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                                                                     Exhibit 5.1

                                  June 26, 2002

Mentor Graphics Corporation
8005 SW Boeckman Road
Wilsonville, Oregon  97070-7777

Ladies and Gentlemen:

        I have acted as counsel for Mentor Graphics Corporation, an Oregon corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the issuance by the Company of 1,838,827 shares of Common Stock, no par value (the "Shares"), of the Company. Pursuant to the Agreement and Plan of Merger dated as of April 23, 2002, by and among the Company, Indiana Merger Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Indiana Merger"), and Innoveda, Inc., a Delaware corporation ("Innoveda"), the Company assumed all outstanding options to purchase common stock of Innoveda (the "Options") under the Summit Design, Inc. 1994 Stock Plan, Summit Design, Inc. 1996 Director Option Plan, Summit Design, Inc. 1997 Nonstatutory Stock Option Plan, Viewlogic Systems, Inc. 1998 Stock Incentive Plan, Transcendent Design Technology, Inc. Stock Option Plan, PADS Software, Inc. 1998 Stock Option Plan, Innoveda, Inc. 2000 Amended and Restated 2000 Stock Incentive Plan (collectively, the "Plans"), and, upon the consummation of the merger of Indiana Merger into Innoveda by filing a certificate of ownership and merger with the Secretary of State of Delaware on June 5, 2002, the Options became exercisable to purchase Shares. I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is my opinion that:

        1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

        2. The issuance of the Shares has been duly authorized and, when issued and sold in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,


                                           /s/ Dean M. Freed
                                           Dean M. Freed
                                           Vice President and General Counsel